Exhibit 1.1

Endurance International Group Holdings, Inc.

Lock-Up Agreement

[Date]

Goldman, Sachs & Co.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

As Representatives of the

        several Underwriters

c/o Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

Re:	Endurance International Group Holdings, Inc.—Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with WP Expedition Holdings L.P., a Delaware limited partnership (“Holdings L.P.”), or any entity, including without limitation any holding company, resulting from a reorganization, conversion or other restructuring of, or that is a successor in interest to, Holdings L.P. (Holdings L.P. or such entity, as the case may be, the “Company”), providing for a public offering of the common stock of the Company (the “Shares”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”) (such public offering, the “Offering”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company, or any options or warrants to purchase any shares of common stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively, the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Shares the undersigned may purchase in the Offering.

The initial Lock-Up Period will commence on the date set forth on the cover of the preliminary prospectus used in connection with the road show relating to the Offering and continue for 180 days after the Offering date set forth on the final prospectus used to sell the Shares (the “Public Offering Date”) pursuant to the Underwriting Agreement.

If the undersigned is an officer or director of the Company, (i) Goldman, Sachs & Co. agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of common stock of the Company, Goldman, Sachs & Co. will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Goldman, Sachs & Co. hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the foregoing restrictions shall not apply to: (i) transfers of the Undersigned’s Shares as a bona fide gift or gifts; (ii) transfers of the Undersigned’s Shares to any immediate family members of the undersigned or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or any limited partnership the partners of which are the undersigned and/or immediate family members of the undersigned; (iii) transfers of the Undersigned’s Shares by will or intestacy; (iv) transfers of the Undersigned’s Shares to limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the undersigned or, in the case of a corporation, to a wholly-owned subsidiary of the undersigned; (v) the exercise of the undersigned’s option to purchase Shares granted prior to the date hereof under a stock incentive plan or stock purchase plan of the Company described in the final prospectus used to sell the Shares, or the disposition to the Company of the Undersigned’s Shares pursuant to any contractual relationship in effect on the date of the Underwriting Agreement that provides for the disposition; (vi) transfers of the Undersigned’s Shares acquired on the open market following the Public Offering Date; (vii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares; provided that (A) such plan does not provide for the transfer of Shares during the Lock-Up Period and (B) any public announcement regarding the establishment of such plan specifies that no transfer of Shares is permitted during the Lock-Up Period; (viii) the sale of the Undersigned’s Shares to the Underwriters in connection with the Offering; or (ix) transfers of the Undersigned’s Shares with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters; provided that, in the case of any transfer or distribution pursuant to clauses (i) through (iv) above, each donee, trustee, legatee, heir, distributee, or other transferee, as the case may be, shall agree to be bound in writing by the restrictions set forth herein and such transfer or distribution shall be a disposition for no value; provided further that, in the case of any transfer, distribution, exercise or disposition pursuant to clauses (i) through (vi) above, no filing under Section 16(a) of the Exchange Act during the Lock-Up Period shall be required or shall be voluntarily made in connection therewith.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clauses (i) through (ix) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In the event that during the Lock-Up Period, Goldman, Sachs & Co. (or in the case of shares of common stock of the Company held by Goldman Sachs & Co. and its affiliates, Credit Suisse Securities (USA) LLC) (as applicable, the “Releasing Underwriter”), waives any prohibition on the transfer of shares of common stock of the Company held by any person or entity that beneficially owns 5% or more of the outstanding shares of common stock of the Company, the Releasing Underwriter shall be deemed to have also waived the prohibitions set forth in this Lock-Up Agreement that would otherwise have applied to the undersigned on the same terms as and with respect to the same percentage of the Undersigned’s Shares as the relative percentage of aggregate shares held by such party receiving the waiver which are subject to such waiver. In the event that, as a result of this paragraph, any of the Undersigned’s Shares are released from the restrictions imposed by this Lock-Up Agreement, the Releasing Underwriter shall use its commercially reasonable efforts to notify the undersigned within three (3) business days of the percentage of shares of Common Stock held by the undersigned that has been released; provided, that the failure to give such notice shall not give rise to any claim or liability against the Releasing Underwriter or the Underwriters.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement and related restrictions shall automatically terminate and be of no further force or effect upon the earliest to occur, if any, of (a) the Representatives, on behalf of the Underwriters, on the one hand, or the Company, on the other hand, advising the other in writing prior to the execution of the Underwriting Agreement that they have or it has determined not to proceed with the Offering, (b) the termination of the Underwriting Agreement before the sale of any Shares to the Underwriters, (c) the registration statement filed with the SEC with respect to the Offering is withdrawn and (d) in the event that the Underwriting Agreement has not been executed by December 31, 2013, provided that the Company may by written notice to the undersigned prior to December 31, 2013 extend such date for a period of up to an additional three months.

[Signature Page Follows]

Very truly yours,

Exact Name of Holder (as it appears on the Company’s records)

Authorized Signature

Title

[Signature Page to Lock-Up Agreement]